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           Consent of Independent Registered Public Accounting Firm



The Board of Directors
MetLife Insurance Company of Connecticut:


We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus for the MetLife Life and Annuity Company of Connecticut (formerly The Travelers Life and Annuity Company).

/s/ KPMG LLP
Hartford, Connecticut
April 9, 2007